Exhibit 99.1

News Release	News Release
MAGNUM HUNTER AGREES TO ACQUIRE
NORTH DAKOTA WILLISTON BASIN PROPERTIES FOR $57 MILLION
     FOR IMMEDIATE RELEASE — Houston — (Market Wire) — August 5, 2011 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC) (NYSE Amex: MHR-PrD) (“Magnum Hunter” or the “Company”) announced today that the Company’s wholly owned subsidiary, Williston Hunter ND, LLC, has entered into a Purchase and Sale Agreement (“PSA”) with a privately-held company (“Seller”) for all of the Seller’s operated working interest ownership in oil and gas mineral leases and 191 wells on approximately 15,500 gross acres located within four counties of the Williston Basin of North Dakota. Gross production from the properties is approximately 833 BOE per day. Total proved reserves attributable to the acquired properties are estimated at 2.6 million barrels of oil equivalent. Magnum Hunter presently owns an approximate 47% working interest in these oil and gas properties. Upon closing of this transaction, Magnum Hunter will own an approximate 95% working interest in these properties. The effective date of the transaction is April 1, 2011. Magnum Hunter intends to close the purchase transaction on or before August 18, 2011.
Magnum Hunter will pay to the Seller a total purchase price of $57 million, to be paid at closing in the form of $55.0 million in cash and $2.0 million in Magnum Hunter restricted common stock. The number of shares of Magnum Hunter common stock will be determined based on the volume weighted average price of the Company’s common stock during the five trading days prior to closing. Magnum Hunter intends to fund the cash portion of this purchase through existing liquidity and borrowings under the Company’s senior credit facility. Additionally, the Seller will retain an overriding royalty interest in certain of the properties in various amounts not to exceed 2%. No existing debt of Seller will be assumed by Williston Hunter in connection with the closing of the acquisition.
The PSA between Williston Hunter and the North Dakota based privately-held Seller was negotiated pursuant to a Settlement Agreement between Magnum Hunter and the Seller as a result of certain lawsuits pending in the United States District Court for the District of North Dakota (Northwestern Division). The agreed upon settlement between the parties will resolve all outstanding claims. The parties will file stipulations with the District Court for dismissal, with prejudice, of the two pending civil actions upon the PSA’s final closing.
Management Comments
Mr. Glenn Dawson, President of Williston Hunter, commented, “We are pleased to announce this final agreement to acquire these Williston Basin properties where we have been a minority owner for years. With this “bolt on” transaction, we will be establishing an operating base in North Dakota which has been a primary objective as we continue to grow our presence in the Williston Basin. Our game plan in 2011 is to continue our geological and engineering evaluation of these properties so that we will be in a position to prudently develop these assets beginning early next year.”

About Magnum Hunter Resources Corporation
Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in the states of West Virginia, Kentucky, Ohio, Texas, North Dakota and Saskatchewan, Canada . The Company is presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.
For more information, please view our website at www.magnumhunterresources.com
Forward-Looking Statements
The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Magnum Hunter Contact:	M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545